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                                                                    EXHIBIT 21.1

                           Subsidiaries of the Company

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Name                                            Jurisdiction of Organization        Location
----                                            ----------------------------        --------

BBI Clinical Laboratories, Inc.                 Massachusetts                       New Britain, CT

BBI Biotech Research Laboratories, Inc.         Massachusetts                       Gaithersburg, MD

BBI Source Scientific, Inc.                     Massachusetts                       Garden Grove, CA

BBI BioSeq, Inc.                                Massachusetts                       Gaithersburg, MD

Panacos Pharmaceuticals, Inc.                   Delaware                            Gaithersburg, MD
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